EXHIBIT 99.1

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Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES AMENDMENTS TO CREDIT AGREEMENT

Amount of Credit Expanded by $100 Million

Permitted Limits on Acquisitions and Restricted Payments Increased

Company Obtains More Favorable Pricing and Extends Term of the Agreement

LOUISVILLE, Ky. (July 18, 2007) - Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced that it has successfully completed certain amendments to its $400 million revolving credit agreement.

Under the terms of the amended and restated agreement, the aggregate amount of the credit was increased to $500 million and may be further increased to $600 million at the Company’s option if certain conditions are met. The term of the agreement was extended by an additional three years until July 2012. The agreement also establishes permitted acquisitions and certain investments by the Company at $500 million in the aggregate and allows for up to $150 million of certain restricted payments including, among other things, the repurchase of common stock and payment of cash dividends. Prior to the amendment, the Company’s unused permitted acquisition limit approximated $216 million and the remaining permitted restricted payment amount approximated $50 million.

Interest rates under the amended and restated agreement will be based upon, at the Company’s option, (a) LIBOR plus the applicable margin or (b) the applicable margin plus the higher of the prime rate or 0.5% over the federal funds rate. The applicable margin in the amended and restated agreement represents a decrease of 75 basis points from the previous pricing.

The amended and restated agreement also allows for the planned spin-off of the Company’s institutional pharmacy business. In connection with the spin-off, the Company expects to receive approximately $125 million on a tax-free basis which will be used initially to repay borrowings under the credit agreement. Management expects to complete the spin-off transaction by July 31, 2007.

Outstanding borrowings under the credit agreement were $251 million at June 30, 2007. This amount includes $175 million of borrowings to finance the purchase of 22 facilities from Ventas, Inc. (“Ventas”) (NYSE:VTR) that was completed on June 29, 2007. As previously disclosed, the Company expects to generate between $80 million and $90 million in proceeds from the sale of these facilities and related operations by the end of 2007.

Paul J. Diaz, President and Chief Executive Officer of the Company, commented, “These significant changes to our credit agreement provide greater financial flexibility to pursue our strategic development and acquisition plans as we continue our focus on enhancing shareholder value.”

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its master leases with Ventas; (b) the Company’s ability to meet its rental and debt service obligations; (c) the Company’s ability to complete the resale of facilities recently acquired from Ventas; (d) the Company’s and AmerisourceBergen Corporation’s (NYSE:ABC) ability to complete the proposed merger of their respective pharmacy operations, including the receipt of all required regulatory approvals and the satisfaction of other closing conditions to the proposed transaction; (e) adverse developments with respect to the Company’s results of operations or liquidity; (f) the Company’s ability to attract and retain key executives and other healthcare personnel; (g) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (h) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (i) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for the Company’s nursing centers; (j) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (k) the Company’s ability to control costs, particularly labor and employee benefit costs; (l) the Company’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (m) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (n) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (o) the Company’s ability to successfully dispose of unprofitable facilities; and (p) the Company’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE:KND) is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.5 billion that provides services in approximately 600 locations in 38 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 56,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.